Exhibit 99.2
Abercrombie & Fitch
March 2006 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended April 1st, 2006.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended April 1st, 2006 were $256.7 million compared with $227.5 million last year, an increase of 13%. Comparable store sales for the five-week period were flat compared with the five-week period ended April 2nd, 2005. Year-to-date sales were $449.5 million versus $387.5 million last year, an increase of 16%. Comparable store sales increased 2% for the year-to-date period compared to last year.
March’s results reflect a shift in the Easter calendar which, as expected, reduced comps on a year over year basis. Pre-Easter selling fell in March last year versus April this year.

Abercrombie & Fitch
March 2006 Sales Release
Call Script
By business, Abercrombie & Fitch comparable store sales declined 9% with the men’s and women’s businesses declining by high-single digits. In the men’s business, polos, woven tops, and personal care performed well; shorts and active-wear were negative. In women’s, shorts, pants and fleece were strongest; jeans and skirts were negative.
In the kids business, abercrombie, comparable store sales increased 18% versus last year. Boys comps increased by high single-digits, with girls increasing by low-twenties. In boys, knit tops, shorts and accessories performed well; active-wear was weak. In the girls business, shorts, pants and fleece performed best with jeans posting negative comps.
Hollister comparable store sales increased 6%. Dudes’ comps declined slightly with polos and shorts strongest; woven tops and jeans were negative. In bettys, comps increased by mid-single digits with knit tops, shorts, and pants performing best; jeans and sweaters were negative.
We will announce April sales on Thursday, May 4th, 2006.
Thank you.

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